Exhibit 99.1

China HGS receives local government’s subsidies over $ 1.7 million for its Liangzhou Road Shanty Area
Reform Project

HANZHONG, CHINA – December 22, 2014 – China HGS Real Estate, Inc. (NASDAQ: HGSH) (“China HGS” or the “Company”), a leading regional real estate developer headquartered in Hanzhong City, Shaanxi Province, China, today announced that the Company received government’s subsidies in the amount of approximately $1.73 million for its Shanty Area Reform Project surrounding Liang Zhou Road located in Hantai District, Hanzhong City.

As a key part of China’s urbanization process, the Shanty Area Reform Project is an important public project designed to promote the integration of urban and rural areas, improve the quality of urbanization and facilitate sustained and healthy economic development. In accordance with State Council’s circular [2014]-36, the government will optimize investment agendas, allocate more funds for shantytown reforms and encourage financial institutions to strengthen loan support for such projects.

“We are excited to receive the government’s subsidies on the Liang Zhou Road shanty area rebuilding project,” said Mr. Xiaojun Zhu, Chief Executive Officer of China HGS Real Estate, Inc. “It shows the governments’ full support for our projects. The government has pledged to improve housing conditions for the underprivileged and promote urbanization by accelerating Shanty Area reforms,” stated Mr. Xiaojun Zhu.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China HGS Real Estate Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: the uncertain market for the Company's business, macroeconomic, technological, regulatory, or other factors affecting the profitability of real estate business; and other risks related to the Company's business and risks related to operating in China. Please refer to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2014, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

About China HGS Real Estate, Inc.

China HGS Real Estate, Inc. (NASDAQ: HGSH), founded in 1995 and headquartered in Hanzhong City, Shaanxi Province, is a leading real estate developer in the region and holds the national grade I real estate qualification. The Company focuses on the development of high-rise, sub-high-rise residential buildings and multi-building apartment complexes in China's Tier 3 and Tier 4 cities and counties with rapidly growing populations driven by increased urbanization. The Company provides affordable housing with popular and modern designs to meet the needs of multiple buyer groups. The Company’s development activity spans a range of services, including land acquisition, project planning, design management, construction management, sales and marketing, and property management. For further information about China HGS, please go to www.chinahgs.com.

Company contact:

Randy Xiong,

President of Capital Market
China Phone: (86) 091-62622612

Email: randy.xiong@chinahgs.com